GEORGE STEWART, CPA
                             316 17TH AVENUE SOUTH
                           SEATTLE, WASHINGTON 98144
                        (206) 328-8554 FAX(206) 328-0383



To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of its report on the Financial Statements of Web Wizard, Inc. as of and for the years ended 2010 and 2009 and for the period from May 7, 2007 (date of inception) until September 30, 2010, in this Registration Statement.


Very Truly Yours,



/S/ George Stewart
George Stewart, CPA



December 7, 2010